marshall + stevens

valuation consulting

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Fair Market Valuation
of Equity Interests
Held by
AFG Investment Trust A & Trust B in EFG Kirkwood LLC
as of December 31, 2002

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March 28, 2003 File Reference: 31-40-30265

Wilmington Trust Corp.
c/o Randall Walford
Manager, SEC Financial Reporting
235 3rd Street South, Suite 200
St. Petersburg, FL 33701

Dear Mr. Walford:

Marshall & Stevens Incorporated was retained to provide our opinion of the appropriate discounts for minority interest and lack of marketability to be applied in determining the fair market value and orderly liquidation value of equity interests in EFG Kirkwood LLC ("Kirkwood") held by AFG Investment Trust A & Trust B ("Trust A" and "Trust B,"), as of December 31, 2002 ("the Valuation Date"). It is our understanding that this valuation is for financial accounting purposes. Our valuation is not intended to be used for any other purpose and/or by any other parties.

This report is a summary of our findings and conclusions and is presented subject to the attached limiting conditions.

The term "fair market value" is defined as:

> The price at which property would change hands between a willing buyer and willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

The term "orderly liquidation value" is defined as:

> Value in exchange on a piecemeal basis, as part of an orderly disposition: this premise contemplates that the assets will be sold individually, and that they will enjoy normal exposure to their appropriate secondary market.

The analyses contained in this report are based on estimates, assumptions, and other information developed from our research, our knowledge of the industry, and the information provided to us. This information provides the basis for the estimates, assumptions, and conclusions that are stated in this report. Marshall & Stevens Incorporated does not express an opinion or any other form of assurance on the accuracy of such information.

We have provided our opinion of value as of December 31, 2002, and we have no obligation to update our report for events and conditions that occur subsequent to the Valuation Date. This report is subject to the attached Limiting Conditions.

Fair Market Values

Based on the analysis contained with this report and the impairments to value discussed herein, it is our opinion that the resulting fair market value of equity interests in EFG Kirkwood LLC held by AFG Investment Trust A & Trust B, as of December 31, 2002, may be represented as follows:

AFG Investment Trust A	$ 576,000
AFG Investment Trust B	$ 1,151,000

Orderly Liquidation Values

Based on the analysis contained with this report and the impairments to value discussed herein, it is our opinion that the resulting orderly liquidation value of equity interests in EFG Kirkwood LLC held by AFG Investment Trust A & Trust B, as of December 31, 2002, may be represented as follows:

AFG Investment Trust A	$ 419,000
AFG Investment Trust B	$ 837,000

We appreciate the opportunity to be of service to you. Please contact John Ryan at 678-445-0290 should you have any questions or comments concerning this report.

Very truly yours,

Marshall + Stevens Incorporated

MARSHALL & STEVENS INCORPORATED

marshall stevens valuation consulting

TABLE OF CONTENTS

ADDENDA

1.0 DESCRIPTION OF THE ASSETS TO BE VALUED

The assets of Trust A consist of a 10% Class A interest in EFG/Kirkwood LLC. This ownership interest is equivalent to a 9.3014% overall ownership interest in EFG/Kirkwood.

Trust B holds a 20% Class A interest in EFG/Kirkwood or a 18.6028% overall ownership interest in EFG/Kirkwood.

The Class A interest, as a whole, represents 93.0138 of the ownership of EFG/Kirkwood. Class B consists of the remaining 6.9862% interest.

The assets of EFG/Kirkwood consist of minority interests in Mountain Resorts Holdings LLC (37.9495%) and Mountain Springs Resort LLC (33%), both ski resorts with real estate development programs associated with the ski area.

2.0 ECONOMIC OUTLOOK

The following chart provides a five-year statistical summary of several key indicators of economic performance for the U.S. Economy.

PROJECTIONS FOR KEY INDICATORS OF THE U.S. ECONOMY

Year	**2000**	**2001**	**2002e**	**2003e**	**2004e**
Prime Rate (%)	9.2	6.9	4.7	4.6	6.3
10-Year Treasury Bond (%)	6.0	5.0	4.6	4.4	5.7
AAA Corporate Bond (%)	7.6	7.1	6.4	6.3	7.3
Annual Rate of Change (%)					
Gross Domestic Product	3.8	0.3	2.3	2.6	3.5
Final Sales	3.7	1.5	1.8	2.7	3.5
Total Consumption	4.3	2.5	3.1	2.5	3.2
Real Disposable Income	4.8	1.8	5.7	2.4	3.0
After Tax Corporate Profits	2.7	-14.3	-4.6	14.3	10.0
CPI - All Urban Consumers	3.4	2.8	2.4	2.4	2.6
Unemployment Rate	4.0	4.8	5.8	6.0	5.5

e = Estimated

Source: "Quarterly Economic Review", The Value Line Investment Survey, November 29, 2002.

Value Line expects that GDP increases will be higher and more sustained than the uneven pattern of the current business upturn. The recent move by the Federal Reserve to lower interest rates by a half of a percentage point, instead of the expected quarter of a point should help the economy to slowly move forward in the next few months. The Fed's move was not a signal that the U.S. was headed into a double-dip recession. The interest rate did signal that the economy needed a boost to break out of the slow recovery. Value Line believes that the expansion will

continue but that there is about a one in four chance that a double-dip recession will evolve if the already fractious global situation worsens.

The major factors for the increasing strength in the economy over the past year have been the gains across the auto and housing sectors, and into some portions of the retail segment. The growth in the housing sector has been fueled by low interest rates and rising real estate values. The auto sector showed improvement by offering zero percent financing plans. Portions of the retail sector improved by discounting, heavy promotion and increased consumer spending as a result of mortgage refinancing activity, which put additional funds into consumer's wallets.

The capital goods side of the economy remains in a several-year-long slump. Several sectors, notably high-tech and telecom, are showing few signs of recovery. This stagnation has placed many plant expansion projects on hold. These new facilities would help to lower production costs due to better efficiency and improve profit margins in the future.

The uneven performance of the U.S. economy in 2002 is expected to be followed by more sustained growth in 2003. Value Line is anticipating that GDP growth will rise to about 3% for 2003 after a slow first quarter. GDP growth is expected to average higher than 3% through the middle of the decade.

3.0 EFG/KIRKWOOD LLC VALUATION

The valuation of the EFG/Kirkwood interests held by Trust A and Trust B is based on the valuation of the assets held by EFG/Kirkwood as presented below.

Valuation models used to appraise a business are based on Revenue Ruling 59-60 and current financial theory and are usually categorized as a market or income approach.

Discounted Cash Flow Approach / Income Approach

In this method, a pro forma analysis of the Company is developed in order to estimate projected debt free cash flow. A two-stage model is used where in the first stage net income or cash flow is projected for a period of years until cash flows are stabilized. In the second stage, the residual value is estimated by the Gordon or classical dividend model. Market value is estimated as the sum of the net present value of the first stage cash flow stream and the present value of the residual value. Debt free cash flow is defined as debt free net income (net income plus after tax interest expense) plus depreciation, less capital expenditures, and, plus or minus changes in working capital. Assumptions for the cash flow variables were based on a review and analysis of projected financial statements and discussions with management.

The residual value was estimated by the Gordon or classical dividend model which multiplies income in the terminal year by the reciprocal of the discount factor minus an assumed growth rate. Algebraically, the Gordon model is defined as follows.

$$RV = [\ CF * (1 + G) / (DF - G)\ ] * NPV$$

Where:

RV	=	Residual Value
NPVF	=	Net Present Value Factor for Terminal Year
CF	=	Cash Flow
DF	=	Discount Factor
G	=	Growth Rate

Market Approach

In this method, values are based upon price (market value of equity) or invested capital (market value of equity plus debt) based multiples or ratios obtained from publicly held, actively traded companies that are similar to the subject company. The most common ratio is price to earnings (the p/e ratio) although other ratios are used such as invested capital to EBITDA (earnings

before interest taxes depreciation and amortization) are also used. Values are estimated by applying the valuation ratios obtained from the market comparable companies to the respective statistic of the Company.

The companies selected as comparable to EFG Kirkwood's underlying assets were obtained from Moody's, Standard & Poor's *S&P Stock Report* and *S&P Compustat* CD-ROM database of 8,000 publicly held companies.

3.1 Mountain Resort Holdings LLC

Mountain Resort Holdings LLC is a Ski Resort located in the Lake Tahoe area. It competes with several larger areas owned by well capitalized ski resort companies.

Mountain Resort Holdings LLC was valued, on a limited scope, by using the discounted cash flow approach and a market approach. The DCF approach yielded a value indication of $24.0 million after a 20% discount for lack of control and the market approach was $23.0 million. The valuation of Mountain Resort Holdings LLC is shown on Exhibits A – 1 through A – 3 and a summary is shown below.

	Total Value ($000)	Weight	Weighted Value ($000)
Discounted Cash Flow	$24,000	65.0%	15,600
Market Approach	$23,000	35.0%	8,050
Sum of the Weighted Values		100.0%	$23,650
Weighted Value		**$23,650**	
Plus Non-Operating Assets:			
Working Capital Excess (Deficit)		$5,401	
Concluded Value		**$29,051**	
Discounts			
Less: Marketability	**30.0%**	($8,715)	
Fair Market Value (nonmarketable minority interest)		**$20,336**	

3.2 Mountain Springs Resort

In 1965 the ski area was built along Purgatory Creek, a brook that feeds into the Rio de Las Animas Perdidas, or 'River of Lost Souls'. In May of 2000 the resort was sold to Mountain Springs Development and Purgatory became Durango Mountain Resort.

Mountain Springs Resort was valued, on a limited scope, by using the discounted cash flow approach and a market approach. The DCF approach yielded a value indication of $20.2 million after a 20% discount for lack of control and the market approach was $11.0 million. The valuation of Durango Mountain Resort is shown on Exhibits B – 1 through B – 3 and a summary is shown below.

	Total Value ($000)	Weight	Weighted Value ($000)
Discounted Cash Flow	$20,170	65.0%	13,111
Market Approach	$11,000	35.0%	3,850
Sum of the Weighted Values		100.0%	$16,961
Weighted Value		**$16,961**	
Plus Non-Operating Assets:			
Working Capital Excess (Deficit)		($1,662)	
Concluded Value		**$15,299**	
Discounts			
Less: Marketability	**30.0%**	($4,590)	
Fair Market Value (nonmarketable minority interest)		**$10,709**	

3.3 EFG Kirkwood Interests in the Resorts

The assets of EFG/Kirkwood consist of minority interests in Mountain Resorts Holdings LLC (37.9495%) and Mountain Springs Resort LLC (33%), both ski resorts with real estate development programs associated with the ski area.

EFG Kirkwood

	Fair Market Value	EFG Kirkwood Holding	Interest Held
Assets			
Mountain Springs Resort LLC	$ 10,709,000	$ 3,533,970	33.0%
Mountain Resort Holdings	$ 20,336,000	$ 7,717,410	37.9%
Total Assets	$ 31,045,000	$ 11,251,380	
Liabilities	0	0	
Total Value	$ 31,045,000	$ 11,251,380	

3.4 Trust A & Trust B Interests in EFG Kirkwood

The assets of Trust A consist of a 10% Class A interest in EFG/Kirkwood LLC. This ownership interest is equivalent to a 9.3014% overall ownership interest in EFG/Kirkwood.

Trust B holds a 20% Class A interest in EFG/Kirkwood or a 18.6028% overall ownership interest in EFG/Kirkwood.

Trust A

	Amount	9.3014% Pro Rata Interest	% of Total Assets
Assets			
EFG Kirkwood	$ 11,251,380	$ 1,046,536	100.0%
Total Assets	$ 11,251,380	$ 1,046,536	100.0%
Liabilities	0	0	0.0%
Underlying Asset Value Before Discounts	$ 11,251,380	$ 1,046,536	100.0%

Trust B

	Amount	18.6028% Pro Rata Interest	% of Total Assets
Assets			
EFG Kirkwood	$ 11,251,380	$ 2,093,072	100.0%
Total Assets	$ 11,251,380	$ 2,093,072	100.0%
Liabilities	0	0	0.0%
Underlying Asset Value Before Discounts	$ 11,251,380	$ 2,093,072	100.0%

4.0 VALUATION DISCOUNTS

In valuing a minority interest, consideration must be given to the lack of control. There is a popular misconception that ownership of a minority interest in an entity should equal that ownership's proportionate share of the value of the entity. However, it is economic reality that in most instances, the value of a minority ownership interest is less than its proportionate share of the value of the total entity. This is commonly referred to as a "Minority Interest Discount."

This is due to the fact that a minority interest holder, by himself, does not have the power to effect changes in the business entity's legal agreement, control day-to-day operations, set long-term strategy, establish executive compensation, determine dividend or distribution policy, or compel a sale or liquidation of the business entity. Additionally, there is a lack of liquidity associated with the ownership of a minority interest as compared to the ownership of the total business entity.

The marketplace has long recognized this economic reality in the form of either:

1) Minority shares that trade at prices which are at a discount from the proportionate share of the value of the underlying business entity.

2) Control premiums (over the trading price of minority holdings) that are paid to gain control of a business entity.

In addition to the marketplace, the courts in the tax arena have long recognized that the ownership of a minority interest is worth less than a proportionate share of the value of the underlying business entity.
This economic concept applies in most instances of ownership of a minority interest, including situations where the combined interests held by the members of the same family would indicate family control.

In Revenue Ruling 93-12, the IRS ruled that "If a donor transfers shares in a corporation to each of the donor's children, the factor of corporate control in the family is not considered in valuing each transferred interest for purposes of Section 2512 of the Code."

Once the intrinsic worth of a closely-held enterprise has been determined, it is then necessary to consider the potential applicability of discounts for lack of control (minority interest) and for lack of marketability. It should be noted that these discounts are applicable in the case of a closely-held corporation as well as a partnership and an undivided fractional interest.

4.1 Minority Interest Discount

For purposes of valuing investment companies as opposed to operating companies, courts have long accepted expert testimony and research that utilize data on real estate investment trusts (REIT's) and publicly-traded closed-end investment companies. REIT's offer securities that are sold on an exchange or in the over-the-counter market. The funds raised are used to acquire

equity interests or mortgages secured by real estate. Closed-end investment companies offer securities that are sold on an exchange or in the over-the-counter market. The funds raised in the offering are used to purchase assets, usually common stocks or debt instruments.

The cases discussed above lend considerable weight to the application of two levels of discounts when seeking to arrive at the fair market value of a minority interest in a closely-held enterprise. The first level, a discount for lack of control, can be intellectually compared to a minority position in the stock of an operating company, and reflects the value of those elements of control that do not accrue to minority stockholders, such as:

- determination of management compensation and perquisites;
- declaration and payment of dividends;
- acquisition or sale of treasury shares;
- acquisition or liquidation of assets or the firm itself;
- establishment of policies and alteration of the course of business;
- diversification through acquisitions or internal development;
- consolidation through divestiture or merger;
- selection of suppliers;
- alteration of articles or bylaws; and
- rights to liquidate, dissolve, sell or recapitalize.

4.2 Marketability Discount

The second level of discount reflects the fact that no ready market exists for partnership interests in much the same way as there is no ready market for shares in a closely-held corporation. Ready marketability adds value to a business interest. Lack of marketability detracts from the value of a given business interest when it is compared to one that is otherwise comparable but readily marketable.

There is an abundance of reference material available on discounts for lack of marketability applicable to minority shares in closely-held businesses. As stated in Central Trust Co. v. U.S., 305 F. 2d 393 (Ct. Cl., 1962):

> It seems clear...that an unlisted closely-held stock of a corporation..., in which trading is infrequent and which therefore lacks marketability, is less attractive than a similar stock which is listed on an exchange and has a ready access to the investing public.

5.0 CONCLUSION OF VALUE

In summary, discounts should be recognized for lack of control (minority interest) and lack of marketability. For the subject interest, the owner does not control the destiny of the investment and can not dictate distribution policy or cause liquidation of the business entity. Marketability is restricted because there is no available market in which to sell the interest.

We have valued the interests in EFG Kirkwood held by Trust A and Trust B on both a fair market basis and on an orderly liquidation basis. The orderly liquidation value has a higher discount for lack of marketability because of the compulsion to transact on the part of the seller.

5.1 Fair Market Values

Based on the analysis contained within this report and the impairments to value discussed above, it is our opinion that a minority interest discount of 15.0% and a marketability discount of 35.0% is reasonable and appropriate. The resulting combined discount is 44.8%, or 45.0% rounded, (1 - ((1 - .15) x (1 - .35))). The resulting fair market value of equity interests in EFG Kirkwood as of December 31, 2002, may be represented as follows:

Trust A		
Value of EFG Kirkwood		$11,251,380
Pro-Rata Value of a 9.3014% Interest	9.3014%	$1,046,536
Discount for Lack of Control & Marketability	-45%	($470,941)
Fair Market Value of a 9.3014% Minority Interest		$575,595
	Rounded	**$576,000**

Trust B		
Value of EFG Kirkwood		$11,251,380
Pro-Rata Value of a 18.6028% Interest	18.6028%	$2,093,072
Discount for Lack of Control & Marketability	-45%	($941,882)
Fair Market Value of a 18.6028% Minority Interest		$1,151,189
	Rounded	**$1,151,000**

5.2 Orderly Liquidation Values

Based on the analysis contained with this report and the impairments to value discussed above, it is our opinion that a minority interest discount of 15.0% and a marketability discount of 50.0% is reasonable and appropriate. The resulting combined discount is 57.5%, (1-((.15) x (1-.50))), which was rounded to 60.0%. The resulting orderly liquidation value of equity interests in EFG Kirkwood LLC held by AFG Investment Trust A & Trust B, as of December 31, 2002, may be represented as follows:

Trust A

Value of EFG Kirkwood		$11,251,380
Pro-Rata Value of a 9.3014% Interest	9.3014%	$1,046,536
Discount for Lack of Control & Marketability	-60%	($627,922)
Orderly Liquidation Value of a 9.3014% Minority Interest		$418,614
	Rounded	**$419,000**

Trust B

Value of EFG Kirkwood		$11,251,380
Pro-Rata Value of a 18.6028% Interest	18.6028%	$2,093,072
Discount for Lack of Control & Marketability	-60%	($1,255,843)
Orderly Liquidation Value of a 18.6028% Minority Interest		$837,229
	Rounded	**$837,000**

ADDENDA

ASSUMPTIONS AND LIMITING CONDITIONS

Date of Value

We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

Non-Appraisal Expertise

No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by us.

Information and Data

Information supplied by others that was considered in this appraisal is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the valuation herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

Confidentiality/Advertising

This report and supporting documentation are confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news sales, or in any other manner without the prior written consent and approval of both Marshall & Stevens Incorporated and its client. However, Marshall & Stevens consents that this report may be provided to any government authority and/or legal and tax advisors of the client.

Litigation Support

Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this appraisal shall not be required unless arrangements for such services have previously been made.

Management

The opinions of value expressed herein assume the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise.

Purpose

All opinions of market value are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data obtained during the course of the appraisal investigation. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

Unexpected Conditions

We assume there are no hidden or unexpected conditions associated with the subject property that might adheld by AFG Investment Trust A & Trust Bly affect value. Further, we assume no responsibility for changes in market conditions which may require an adjustment in the appraisal.

Appraisal Fee

The fee established for the formulation and reporting of these conditions has not been contingent upon the value or other options presented.

Future Events

The reader is advised that this valuation is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability or lack there of for certain product lines and business divisions to meet certain performance levels. The operating projections are deemed to be reasonable and valid at the date of this appraisal; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur. We reserve the right to make adjustments to the valuation herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operators of the Company.

Appraisal Certification

The undersigned appraisers certify that for purposes of the valuation of the equity interest that:

1. We have not personally inspected the assets of the business interest encompassed by this appraisal.
2. We have no present or contemplated future interest in the assets, properties, or business interests that are the subject of this appraisal report.
3. We have no personal interest or bias with respect to the subject matter of this report or the parties involved.
4. Our compensation for making the appraisal is in no way contingent on the value reported.
5. To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, conclusions and opinions are based are true and correct.
6. To the best of the appraiser's knowledge and belief, the valuation report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice and Code of Professional Ethics.
7. No persons other than the undersigned appraisers have prepared the analyses, conclusions, or opinions concerning the assets, properties, business interests set forth in this report.
8. The American Society of Appraisers has a mandatory recertification program for all its senior members. I am in compliance with the requirements of that program.

John J. Ryan, ASA

Andrew Milne

Andrew T. Milne

EXHIBIT 1 - A
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
SUMMARY OF FAIR MARKET VALUES

Trust A

Value of EFG Kirkwood (1)		$11,251,380
Pro-Rata Value of a 9.3014% Interest	9.3014%	$1,046,536
Discount for Lack of Control & Marketability (2)	-45%	($470,941)
Fair Market Value of a 9.3014% Minority Interest		$575,595
	Rounded	**$576,000**

Trust B

Value of EFG Kirkwood (1)		$11,251,380
Pro-Rata Value of a 18.6028% Interest	18.6028%	$2,093,072
Discount for Lack of Control & Marketability (2)	-45%	($941,882)
Fair Market Value of a 18.6028% Minority Interest		$1,151,189
	Rounded	**$1,151,000**

(1) See Exhibit 3
(2) See Exhibit 4

EXHIBIT 1 - B
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
SUMMARY OF ORDERLY LIQUIDATION VALUES

Trust A

Value of EFG Kirkwood [(1)]		$11,251,380
Pro-Rata Value of a 9.3014% Interest	9.3014%	$1,046,536
Discount for Lack of Control & Marketability [(2)]	-60%	($627,922)
Orderly Liquidation Value of a 9.3014% Minority Interest		$418,614
	Rounded	**$419,000**

Trust B

Value of EFG Kirkwood [(1)]		$11,251,380
Pro-Rata Value of a 18.6028% Interest	18.6028%	$2,093,072
Discount for Lack of Control & Marketability [(2)]	-60%	($1,255,843)
Orderly Liquidation Value of a 18.6028% Minority Interest		$837,229
	Rounded	**$837,000**

(1) See Exhibit 3
(2) See Exhibit 4

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EXHIBIT 2
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
UNDERLYING VALUE OF EFG KIRKWOOD

EFG Kirkwood

	Fair Market Value	EFG Kirkwood Holding	Interest Held
Assets			
Mountain Springs Resort LLC	$ 10,709,000	$ 3,533,970	33.0%
Mountain Resort Holdings	$ 20,336,000	$ 7,717,410	37.9%
Total Assets	$ 31,045,000	$ 11,251,380	
Liabilities	0	0	
Total Value	$ 31,045,000	$ 11,251,380	

EXHIBIT 3
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
UNDERLYING VALUE OF THE TRUST A & TRUST B ASSETS

Trust A

	Amount	9.3014% Pro Rata Interest	% of Total Assets
Assets			
EFG Kirkwood	$ 11,251,380	$ 1,046,536	100.0%
Total Assets	$ 11,251,380	$ 1,046,536	100.0%
Liabilities	0	0	0.0%
Underlying Asset Value Before Discounts	$ 11,251,380	$ 1,046,536	100.0%

Trust B

	Amount	18.6028% Pro Rata Interest	% of Total Assets
Assets			
EFG Kirkwood	$ 11,251,380	$ 2,093,072	100.0%
Total Assets	$ 11,251,380	$ 2,093,072	100.0%
Liabilities	0	0	0.0%
Underlying Asset Value Before Discounts	$ 11,251,380	$ 2,093,072	100.0%

EXHIBIT 4
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
DERIVATION OF DISCOUNTS (MINORITY AND LACK OF MARKETABILITY)

Minority Interest Discount Indicators	**Fair Market Value**	**Orderly Liquidation**	**Market Indicators**
Closed End Funds			-8.0%
Secondary LP Discounts			-25.0%
Selected Minority Interest Discount	**-15.0%**	**-15.0%**	
Marketability Discount Indicators			
Empirical Studies			-30% to -45%
Selected Marketability Discount	**-35.0%**	**-50.0%**	
Total Effective Discount [1]	**-44.8%**	**-57.5%**	
Concluded Discount	**-45.0%**	**-60.0%**	

(1) When applying the above discounts, the minority interest discount is applied first. Therefore, the effective discount is calculated using the following:

Effective Discount = (1 - ((1 - Minority Interest Discount) x (1 - Marketability Discount)))

EXHIBIT 5
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
SUMMARY LP DISCOUNTS BASED ON TYPE OF PARTNERSHIP [1]

TYPE OF PARTNERSHIP	NUMBER OF P'SHIP's	AVERAGE YIELD	AVERAGE % NAV DISC OR (PREM)	MEDIAN % NAV DISC OR (PREM)
Insured Mortgage Partnerships	7	11.7%	-16.7%	-15.7%
Undeveloped Land Partnerships	3	0.0%	-22.3%	-25.0%
Triple Net Lease Programs	21	8.7%	-19.4%	-14.7%
Conventional Real Estate Partnerships	15	4.1%	-22.9%	-27.5%
TOTAL PARTNERSHIPS	46			
Mean			-20.3%	-20.7%
Median			-20.8%	-20.3%
High			-22.9%	-27.5%
Low			-16.7%	-14.7%
Concluded Discount			**-25.0%**	

Notes:
(1) As Reported By The Partnership Spectrum November/December 2002

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EXHIBIT 6
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
LIMITED PARTNERSHIP DISCOUNTS

	NAME OF REAL ESTATE PARTNERSHIP	Wtd. Avg. Trading Price	# of Trades	Current Yield ($)	Current Yield (%)	Net Asset Value Per Unit ($)[1]	Trading Price Discount (-)/ Premium (+) From NAV
	Insured Mortgage Partnerships						
1	Capital Mortgage Plus	$8.81	8	$0.88	9.99%	$13.79	-36.1%
2	Krupp Government Income Trust	$3.84	5	$0.24	6.26%	$3.96	-3.0%
3	Krupp Government Income Trust II	$5.87	15	$0.56	9.54%	$6.86	-14.4%
4	Krupp Insured Mortgage LP	$1.83	4	$0.24	13.14%	$1.96	-6.6%
5	Krupp Insured Plus LP	$2.53	1	$0.20	7.91%	$3.00	-15.7%
6	Krupp Insured Plus LP II	$0.80	5	$0.20	24.86%	$1.05	-23.8%
7	Krupp Insured Plus LP III	$1.58	6	$0.16	10.13%	$1.91	-17.3%
	Undeveloped Land Partnerships						
8	Inland Capital Fund	$803.21	10	$0.00	0.00%	$922.00	-12.9%
9	Inland Land Appreciation Fund	$778.60	9	$0.00	0.00%	$1,038.00	-25.0%
10	Inland Land Appreciation Fund II	$812.97	12	$0.00	0.00%	$1,146.00	-29.1%
	Triple Net Lease Programs						
11	Brauvin High Yield Fund L.P.	$0.64	3	$0.00	0.00%	$1.46	-56.2%
12	Brauvin High Yield Fund L.P. II	$59.67	4	$0.00	0.00%	$112.00	-46.7%
13	CNL American Properties Fund	$16.21	25	$1.52	9.38%	$17.13	-5.4%
14	CNL Income Fund II	$336.00	1	$27.44	8.17%	$378.00	-11.1%
15	CNL Income Fund V	$257.86	2	$28.00	10.86%	$295.00	-12.6%
16	CNL Income Fund VI	$450.00	1	$45.00	10.00%	$515.00	-12.6%
17	CNL Income Fund VII	$0.92	4	$0.09	9.74%	$1.03	-10.7%
18	CNL Income Fund VIII	$0.86	1	$0.09	10.47%	$1.10	-21.8%
19	CNL Income Fund IX	$8.57	4	$0.90	10.51%	$9.64	-11.1%
20	CNL Income Fund X	$8.65	1	$0.90	10.40%	$10.14	-14.7%
21	CNL Income Fund XI	$8.84	2	$0.88	9.90%	$11.21	-21.1%
22	CNL Income Fund XII	$8.30	1	$0.85	10.24%	$10.84	-23.4%
23	CNL Income Fund XIII	$8.68	2	$0.85	9.80%	$10.02	-13.4%
24	CNL Income Fund XIV	$7.47	5	$0.83	11.04%	$10.31	-27.5%
25	CNL Income Fund XV	$7.15	1	$0.80	11.19%	$9.97	-28.3%
26	CNL Income Fund XVI	$7.95	1	$0.80	10.06%	$9.60	-17.2%
27	CNL Income Fund XVIII	$7.15	1	$0.80	11.19%	$9.05	-21.0%
28	Carey Institutional Properties	$10.93	19	$0.85	7.77%	$13.80	-20.8%
29	Corporate Property Associates 12	$9.50	1	$0.82	8.63%	$10.20	-6.9%
30	DiVall Insured Income Properties 2	$420.24	5	$31.00	7.38%	$490.00	-14.2%
31	Inland Monthly Income Fund II	$280.31	3	$18.40	6.56%	$312.00	-10.2%
	Conventional Real Estate Partnerships						
32	Aetna Real Estate Associates, L.P.	$0.29	5	$0.00	0.00%	$0.45	-35.6%
33	Corporate Realty Income Fund I	$12.39	3	$0.00	0.00%	$15.50	-20.1%
34	Dean Witter Realty Yield Plus	$0.20	2	$0.00	0.00%	$0.23	-13.0%
35	First Capital Income Properties - Series XI	$212.45	6	$16.00	7.53%	$293.00	-27.5%
36	First Capital Inst. Real Estate Ltd. 1	$39.73	5	$0.00	0.00%	$68.00	-41.6%
37	First Capital Inst. Real Estate Ltd. 2	$43.70	5	$0.00	0.00%	$66.00	-33.8%
38	Inland Real Estate Corporation	$10.12	4	$0.94	9.29%	$11.00	-8.0%
39	Meridian Healthcare Growth & Income LP	$14.25	5	$2.12	14.88%	$14.50	-1.7%
40	Rancon Realty Fund IV	$293.33	3	$13.00	4.43%	$460.00	-36.2%
41	Rancon Realty Fund V	$300.00	1	$13.00	4.33%	$447.00	-32.9%
42	Uniprop MHC Income Fund	$360.97	3	$12.00	3.32%	$605.00	-40.3%
43	Uniprop MHC Income Fund II	$10.83	8	$0.84	7.76%	$15.01	-27.8%
44	Wells Real Estate Fund III-A	$0.74	1	$0.00	0.00%	$0.74	0.0%
45	Wells Real Estate Fund V-B	$7.74	1	$0.00	0.00%	$8.66	-10.6%
46	Wells Real Estate Fund VI-A	$7.71	2	$0.80	10.38%	$9.02	-14.5%

Average Trading Price Discount from NAV - All Partnerships	**-20.5%**
Median Trading Price Discount from NAV - All Partnerships	**-17.3%**

marshall + stevens valuation consulting

EXHIBIT 7
AFG ASIT CORP. INTEREST IN EFG/KIRKWOOD LLC
VALUATION OF MINORITY INTEREST
AS OF DECEMBER 31, 2002
CLOSED-END INVESTMENT FUND SUMMARY BASED ON TYPE OF INVESTMENT

Name of Fund	Stock Exchange	NAV	Market Price	Discount (-)/ Premium (+) %	52 Week Market Return %
GENERAL EQUITY FUNDS:					
Adams Express	NYSE	$12.04	$10.45	-13.2%	-21.9%
Alliance All-Market	NYSE	$13.10	$12.98	-0.9%	-31.2%
Avalon Capital	OTC	$14.28	$13.30	-6.9%	-24.0%
Bergstrom Capital	AMER	$122.70	$111.95	-8.8%	-22.0%
Blue Chip Value Fund	NYSE	$4.82	$4.66	-3.3%	-29.7%
Boulder Total Return	NYSE	$14.81	$12.34	-16.7%	-23.1%
Central Securities	AMER	$19.13	$16.62	-13.1%	-29.6%
Cornerstone Strategic Value	NYSE	$6.38	$5.99	-6.1%	-17.0%
Cornerstone Total Return	NYSE	$12.82	$11.36	-11.4%	-19.9%
Engex	AMER	$7.63	$6.35	-16.8%	-43.5%
Equus II	NYSE	$12.07	$6.65	-44.9%	-14.8%
Gabelli Equity Trust	NYSE	$6.22	$6.93	11.4%	-27.1%
General American	NYSE	$26.38	$23.80	-9.8%	-26.5%
Liberty AllStr Equity	NYSE	$7.12	$6.72	-5.6%	-33.2%
Liberty AllStr Growth	NYSE	$5.46	$5.10	-6.6%	-32.5%
MFS Special Value	NYSE	$7.86	$7.49	-4.7%	-25.8%
Morgan FunShares - (c)	OTC	$6.27	$5.05	-19.5%	-29.8%
NAIC Growth - (c)	CHGO	$9.10	$11.00	20.9%	10.9%
Progressive Return	NYSE	$20.40	$18.90	-7.4%	-29.2%
Royce Focus Trust	OTC	$6.26	$5.60	-10.5%	-12.0%
Royce Micro-Cap Trust	OTC	$9.40	$8.48	-9.8%	-9.8%
Royce Value Trust	NYSE	$13.18	$13.44	2.0%	-5.6%
S&P 500 Protected Equity	NYSE	$9.35	$8.36	-10.6%	-1.0%
Salomon SBF	NYSE	$10.67	$9.13	-14.4%	-24.6%
SMALL Cap	NYSE	$9.47	$8.29	-12.5%	-24.7%
Source Capital	NYSE	$41.73	$52.21	25.1%	-5.7%
Tri-Continental	NYSE	$15.68	$13.26	-15.4%	-27.9%
Zweig	NYSE	$5.45	$4.89	-10.3%	-30.8%
SPECIALIZED EQUITY FUNDS:					
AIM Select Real Estate	NYSE	$12.74	$12.22	-4.1%	NS
ASA Limited	NYSE	$40.54	$41.78	3.1%	116.4%
Central Fund Canada	AMER	$3.97	$4.79	20.7%	46.4%
Cohen&Steers Advanced Income Realty	NYSE	$13.54	$13.98	3.2%	3.0%
Cohen&Steers Premium Income Realty	NYSE	$13.47	$13.40	-0.5%	NS
Cohen&Steers Quality Income	NYSE	$13.05	$12.98	-0.5%	NS
Cohen&Steers Total Return	NYSE	$13.39	$14.03	4.8%	11.5%
Dundee Precious Metals	TORONTO	$26.89	$19.40	-27.9%	NA
First Financial	NYSE	$14.19	$13.07	-7.9%	30.5%
Gabelli GL MultiMedia	NYSE	$7.56	$6.49	-14.2%	-27.6%
Gabelli Utility	NYSE	$6.24	$8.80	41.0%	11.6%
H&Q Health Investment	NYSE	$17.37	$14.15	-18.5%	-39.9%
H&Q Life Science Investment	NYSE	$14.64	$12.05	-17.7%	-38.3%
J Han Bank	NYSE	$8.58	$7.33	-14.6%	-0.8%
Internet Growth	AMER	$2.58	$2.20	-14.7%	-31.0%
John Hancock Financial Trends	OTC	$14.34	$12.12	-15.5%	-2.3%
MVC Capital	NYSE	$11.84	$8.30	-29.9%	-15.6%
Neuberger Berman REI	NYSE	$14.32	$15.03	5.0%	NS
Nuveen Real Estate	AMER	$14.03	$15.02	7.1%	9.1%
Petroleum & Res	NYSE	$20.84	$19.15	-8.1%	-12.6%
Real Estate Inc	NYSE	$13.82	$14.13	2.2%	NS
Tuxis Corp	AMER	$9.96	$9.86	-1.0%	14.8%

All Funds

Average Discount from Net Asset Value	-6.2%
Median Discount from Net Asset Value	-8.0%

(a) = The Net Asset Value (NAV) and the market price of this closed-end fund are ex dividend.
(c) = NAV, market price and premium or discount are as of Friday's close.

NOTES:
(1) Data represents Market Prices as of Friday, December 27, 2002 per Barron's, "National Business & Financial Weekly."

Exhibit A - 2

Mountain Resort Holdings LLC
Market Approach
($000)

	MTN	BLRGZ	AESKE	WSKI	VSLF	MEDIAN	SELECT	Subject Co. Base	Indicated Value	Less Debt	Indicated Equity Value	Weighting	Weighted Value
Price/Earnings *Latest Twelve Months*	45.3	34.8	0.0	7.3	-1.0	7.3	0.0	($226)	$0	N/A	$0	0.0%	$0
Invested Cap/ EBITDA *Latest Twelve Months*	8.8	17.9	0.1	12.5	5.6	8.8	10.0	$2,530	$25,299	($9,721)	$15,578	40.0%	$6,231
Price/Revenue *Latest Twelve Months*	0.7	1.3	0.0	1.0	0.1	0.7	1.0	$28,249	$28,249	N/A	$28,249	30.0%	$8,475
Price/Book *Latest Twelve Months*	1.0	2.3	-0.1	1.2	-0.1	1.0	1.0	$27,904	$27,904	N/A	$27,904	30.0%	$8,371

Market Approach Estimated Value	23,077
Equity Value (Rounded)	$23,000

(1) Market value of equity plus interest-bearing debt to earnings before interest depreciation and taxes.

marshall stevens valuation consulting

Mountain Resort Holdings LLC
Summary of Value

Exhibit A - 3

	Total Value ($000)	Weight	Weighted Value ($000)
Discounted Cash Flow	$24,000	65.0%	15,600
Market Approach	$23,000	35.0%	8,050
Sum of the Weighted Values		100.0%	$23,650
Weighted Value		**$23,650**	
Plus Non-Operating Assets:			
Working Capital Excess (Deficit)		$5,401	
Concluded Value		**$29,051**	
Discounts			
Less: Marketability	**30.0%**	($8,715)	
Fair Market Value (nonmarketable minority interest)		**$20,336**	

marshall stevens valuation consulting

Durango Mountain Resort
Discounted Cash Flows
($000's)

Exhibit B - 1

	---- Historical ----		------ For The Twelve Month Period Ending April 30, -----													
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Total Revenue	15,602	13,420	28,846	37,919	40,818	45,534	48,473	51,874	55,567	59,258	63,000	66,838	70,863	75,081	80,333	93,043
Direct Contract Costs																
Ski & Lift Operations	12,947	NA	16,183	17,750	19,837	21,544	23,827	26,021	28,211	30,387	32,577	34,815	37,167	39,637	42,228	44,946
Real Estate	278	NA	3,623	10,981	11,175	12,409	12,203	12,286	12,685	13,093	13,514	13,949	14,397	14,859	15,612	9,416
Brokerage	900	NA	607	698	801	908	1,020	1,139	1,265	1,401	1,545	1,698	1,861	2,034	2,218	3,323
Other	0	13,370	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gross Margin	1,477	50	8,433	8,490	9,005	10,673	11,423	12,428	13,406	14,377	15,364	16,376	17,438	18,551	20,275	35,358
Operating Expenses:																
Depreciation	1,852	NA	2,284	2,571	2,873	3,204	3,542	3,870	4,196	4,519	4,845	5,177	5,527	5,894	6,279	6,683
Gen & Admin	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total Operating Expenses	1,852	0	2,284	2,571	2,873	3,204	3,542	3,870	4,196	4,519	4,845	5,177	5,527	5,894	6,279	6,683
Operating Income (Loss)	(375)	50	6,149	5,919	6,132	7,469	7,881	8,558	9,210	9,858	10,519	11,199	11,911	12,657	13,996	28,675
Interest Income	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Interest (Expense)	(999)	NA	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other Income(Expense)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Income (Loss) Before Tax	(1,374)	NA	6,149	5,919	6,132	7,469	7,881	8,558	9,210	9,858	10,519	11,199	11,911	12,657	13,996	28,675
Income Tax (Benefit)	(179)	NA	2,091	2,012	2,085	2,539	2,680	2,910	3,131	3,352	3,576	3,808	4,050	4,303	4,759	9,750
Net Income (Loss)	**(1,195)**	NA	**4,058**	**3,907**	**4,047**	**4,930**	**5,201**	**5,648**	**6,079**	**6,506**	**6,943**	**7,391**	**7,861**	**8,354**	**9,237**	**18,926**
Depreciation	1,908	NA	2,284	2,571	2,873	3,204	3,542	3,870	4,196	4,519	4,845	5,177	5,527	5,894	6,279	6,683
Capital Expenditures	(3,907)	(1,655)	(2,284)	(2,571)	(2,873)	(3,204)	(3,542)	(3,870)	(4,196)	(4,519)	(4,845)	(5,177)	(5,527)	(5,894)	(6,279)	(6,683)
Working Capital Change	(927)	NA	(617)	(363)	(116)	(189)	(118)	(136)	(148)	(148)	(150)	(154)	(161)	(169)	(210)	(508)
Debt-Free Cash Flow	(4,121)	NA	3,441	3,544	3,931	4,741	5,084	5,512	5,931	6,359	6,793	7,238	7,700	8,185	9,027	18,417
Periods to Discount			1.0	2.0	3.0	4.0	5.0	6.0	7.0	8.0	9.0	10.0	11.0	12.0	13.0	14.0
Discount Rate			17.00%													
Terminal Growth Rate			2.00%													
Present Value Factor			0.85470	0.73051	0.62437	0.53365	0.45611	0.38984	0.33320	0.28478	0.24340	0.20804	0.17781	0.15197	0.12989	0.11102
Present Value			2,941	2,589	2,455	2,530	2,319	2,149	1,976	1,811	1,653	1,506	1,369	1,244	1,173	2,045
Sum of Present Values			27,759													
PV of Terminal Value			10,429													
Market Value of Invested Capital			38,188													
Less: Long-Term Debt			(12,975)													
Total Equity Value			**25,213**													
Discount for Lack of Control	20%		5,043													
Total Equity Value (Rounded)			**20,170**													

Terminal Value	
Perpetuity Cash Flow	14,091
Terminal Value	93,940
Periods to Discount	14.0
Present Value Factor	0.11102
PV of Terminal Value	10,429

Durango Mountain Resort
Market Approach
($000)

Exhibit B - 2

	MTN	BLRGZ	AESKE	WSKI	VSLF	MEDIAN	SELECT	Subject Co. Base	Indicated Value	Less Debt	Indicated Equity Value	Weighting	Weighted Value
Price/Earnings *Latest Twelve Months*	45.3	34.8	0.0	7.3	-1.0	7.3	0.0	($1,374)	$0	N/A	$0	0.0%	$0
Invested Cap/ EBITDA *Latest Twelve Months*	8.8	17.9	0.1	12.5	5.6	8.8	12.0	$1,477	$17,724	($12,975)	$4,749	40.0%	$1,900
Price/Revenue *Latest Twelve Months*	0.7	1.3	0.0	1.0	0.1	0.7	1.0	$15,602	$15,602	N/A	$15,602	30.0%	$4,681
Price/Book *Latest Twelve Months*	1.0	2.3	-0.1	1.2	-0.1	1.0	1.2	$11,108	$13,330	N/A	$13,330	30.0%	$3,999

Market Approach Estimated Value	10,579
Equity Value (Rounded)	$11,000

(1) Market value of equity plus interest-bearing debt to earnings before interest depreciation and taxes.

marshall stevens valuation consulting

Durango Mountain Resort
Summary of Value

Exhibit B - 3

	Total Value (\$000)	Weight	Weighted Value (\$000)
Discounted Cash Flow	\$20,170	65.0%	13,111
Market Approach	\$11,000	35.0%	3,850
Sum of the Weighted Values		100.0%	\$16,961
Weighted Value		**\$16,961**	
Plus Non-Operating Assets:			
Working Capital Excess (Deficit)		(\$1,662)	
Concluded Value		**\$15,299**	
Discounts			
Less: Marketability	**30.0%**	(\$4,590)	
Fair Market Value (nonmarketable minority interest)		**\$10,709**	

marshall + stevens
valuation consulting

John J. Ryan, ASA, Senior Vice President – Southeastern Division

Position

John Ryan is the Senior Vice President for Marshall & Stevens in the Southeastern Division.

Areas of Specialization

Areas of specialization include business valuation and consulting services relating to:

- Estate & Succession Planning
- Employee Stock Ownership Plans (ESOPs)
- Stock Options
- Fairness Opinions for Mergers & Acquisitions
- Divestitures
- Recapitalizations
- Dissolutions & Stockholder Disputes
- SEC and IRS compliance

Experience

John has provided valuation and consulting services for both private sector clients and government agencies. Services are performed to assist clients in *litigation support, tax planning and compliance, merger and acquisitions, business planning and reorganization* and other areas of financial analysis.

John has also provided valuation services including: the evaluation of unsolicited offers to purchase a firm in the insurance industry and presentation to the Board of Directors; the valuation of telecommunication firms to assist in strategic decision making; and the analysis of a firm in the electronic data transfer business to provide information to be used in a corporate reorganization.

Professional Certifications & Associations

John holds the designation of an Accredited Senior Appraiser (ASA) in Business Valuation with the American Society of Appraisers.

John is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the American College of Forensic Examiners. He is also a Diplomate of the American Board of Forensic Accounting.

Experience

John has over twenty-five years of experience in various aspects of financial management and consulting. He has provided valuation services in a broad range of industries. Recent projects have included assisting in the IPO of a software development firm, the performance of the annual ESOP valuation for a Midwestern machine tool manufacturer, estate tax valuation consulting including the analysis of family limited partnerships, and assisting small businesses in establishing accounting systems and tax reporting.

John became active in business valuation in 1983 at Arthur D. Little Valuation as Manager of the Financial Valuation Group. John's previous valuation employment also includes Office Director with the Valuation Group of Deloitte and Touche, as well as Valuation Director with BDO Seidman, LLP.

Education

- Master's Degree in Finance and Accounting - University of Chicago
- Bachelor of Business Administration Degree in Economics - Loyola University of Chicago

Publications & Speaking Engagements

John has published articles on valuation in the State Bar of Georgia Family Law Section Newsletter and CCH Tax Transaction Library.

John has also presented valuation topics for:

- The National Business Institute
- The Institute of Management Accounting
- The Society of Louisiana Certified Public Accountants
- The Construction Financial Management Association
- The American Society of Appraisers
- The Association for Corporate Growth-Tampa Chapter

Expert Witness Testimony

John is qualified as an expert in court proceedings pertaining to business valuation issues with litigation experience in several areas including minority stockholder rights, corporate merger, state property taxes, as well as IRS arbitration.

marshall + stevens valuation consulting

Andrew Milne, Senior Financial Valuation Analyst

Position

Andrew Milne is a Senior Financial Valuation Analyst for Marshall & Stevens and primarily serves in the Southeastern Division.

Areas of Specialization

Areas of specialization include business valuations and financial analysis relating to:

- Estate & Succession Planning
- Financial Reporting Compliance
- Strategic Planning
- Merger & Aquisition
- Stockholder Fairness Opinions

Experience

Before joining Marshall & Stevens, Andrew was a Representative with Vital Solutions International performing billing and account maintainace duties for PECO.

Education

- Master's Degree in Business Administration/Finance – Georgia State University
  (Expected Graduation 5/03)
- Bachelor of Science in Business Administration/Finance – Arcadia University

Affiliations

- Candidate Member of the American Society of Appraisers.